Exhibit 10.8
August 6, 2007
Mr. Kevin McGrath
3778 Coventry Lane
Boca Raton, Florida 33496
Re: Letter Agreement
Dear Kevin:
As discussed, this Letter Agreement sets forth our mutual understanding with regard to your departure from Digital Angel Corporation (“Digital Angel”) and your resignation as a member of the Board of Directors (the “Board”) and as President and Chief Executive Officer. In consideration of our mutual promises and agreements, and the payments set forth herein, we agree as follows:
1.	The effective date of your resignation as a director and officer is August 6, 2007. The Board will name a new President and CEO immediately and you will work with him to effect a smooth transition until your departure on September 7, 2007. A smooth transition will include your complete cooperation with the new President and CEO to facilitate employee, customer, operationally, regulatory, and other normal course of business initiatives and continuity until September 7, 2007.

2.	As consideration for your years of service to Digital Angel, for your efforts in a smooth transition as set forth above, and for your promises and agreements in this Letter Agreement, Digital Angel agrees to pay to you $320,000 over the next 12 months in accordance with its ordinary payroll practices, less required deductions and withholdings, and to grant to you restricted common stock with a total value of $430,000. The number of shares of restricted stock to be granted shall be determined by dividing $430,000 by the closing price of Digital Angel’s common stock at the close of business on August 8, 2007. The stock will be issued to you on September 7, 2008 and will bear a standard restrictive legend providing that such stock may not be sold, transferred, pledged, assigned, or otherwise encumbered or disposed of by you for a period of one year. Although the substantive terms of the restricted stock grant shall be as set forth in this paragraph, the final structure of the stock grant will be finalized by mutual agreement between us, subject to advice you will seek from your financial advisors.

3.	Digital Angel agrees to pay to you all of your accrued benefits through September 7, 2007, including unused vacation time, reimbursement of outstanding business expenses, accrued but unpaid salary or bonus amounts, and the like.

4.	Digital Angel agrees to reimburse to you the cost of COBRA contributions through September 7, 2008.

5.	You hereby agree to waive all claims against Digital Angel (for purposes of this paragraph 6 and paragraphs 7 and 8 below, “Digital Angel” includes Digital Angel, its subsidiaries, affiliates, shareholders, directors, officers, employees, or agents) and release and discharge Digital Angel from liability for any claims or damages that you may have against Digital Angel as of the date of this Letter Agreement, whether known or unknown to you including, but not limited to, any claims arising out of your employment relationship with Digital Angel or termination thereof, or violations of any federal, state, or local fair employment practices law, including Title VII of the Civil Rights Act, Section 1981 of the Civil Rights Act of 1866, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, the Age Discrimination in Employment Act, the WARN Act, or any other federal, state or local employee relations statute, rule, executive order, law or ordinance, tort, express or implied contract, employment agreement, public policy, or other obligations or any right under any company pension, welfare or stock plans, bonus plan, vacation or other benefits, or attorneys fees.

6.	You agree that you will not disclose, or cause to be disclosed in any way, any confidential information, trade secrets or other proprietary information that you in any way acquired during your employment with Digital Angel, provided however that nothing in this Letter Agreement would prevent you from complying with any court order or subpoena compelling you to furnish information or provide testimony relating to Digital Angel. You further agree that you will return any company documents and/or other property that you have in your possession or in your control to Digital Angel.

7.	You agree that, until September 7, 2008, you will not:
(a)	Engage, directly or indirectly, in any business, whether as employee, officer, director, or owner, that is engaged in any activity that is directly competitive with any business that Digital Angel currently conducts, limited in geographic scope to those locations where Digital Angel currently conducts such business;

(b)	Solicit business of the same or similar type being carried out by Digital Angel, whether or not you had personal contact with such person or entity during your employment with Digital Angel;

(c)	Solicit or employ any person who is an employee of Digital Angel or in any manner induce any employee of Digital Angel to terminate his or her employment; or

(d)	Disparage Digital Angel, so long as Digital Angel does not disparage you.

8.	This Letter Agreement constitutes the entire agreement and understanding between us regarding the terms of your separation from Digital Angel, and all prior agreements between us, whether written or not, are hereby replaced and superceded in their entirety.
Please sign and return the Letter Agreement to me signifying your agreement to the terms set forth herein. Thank you.
Sincerely,
/s/ Howard S. Weintraub
Dr. Howard S. Weintraub
Chairman of the Compensation Committee of the
Digital Angel Corporation Board of Directors
AGREED AND ACCEPTED:
/s/ Kevin N. McGrath
Kevin N. McGrath